                                                                     EXHIBIT 4.1


                              SUMMARY OF TERMS OF
                                RESTRUCTURING OF
                 PHYSICIAN'S CLINICAL LABORATORY, INC. ("PCL")


A.      GENERAL

                1. PCL shall file for Chapter 11 bankruptcy reorganization in the United States Bankruptcy Court, Central District of California (the "Bankruptcy Court") on or before November 12, 1996 (the "Petition Date"). No later than thirty (30) days after the Petition Date, PCL shall file with the Bankruptcy Court a plan of reorganization as described herein (the "Plan") and a disclosure statement (the "Disclosure Statement"), which Plan and Disclosure Statement shall be in form and substance acceptable to the Senior Lenders (defined below) and Nu-Tech Bio-Med, Inc. ("Nu-Tech") (the Senior Lenders and Nu-Tech hereinafter collectively referred to as the "Proponents"), pursuant to which the existing creditors and equity holders of PCL shall receive in exchange for their existing claims and interests the treatment more fully described below under "Plan Treatment" and pursuant to which the Proponents will receive a package of new common stock and/or new secured notes of the reorganized PCL (the "Reorganized PCL") as more fully described below. PCL shall use its best efforts to have the Plan confirmed on or before April 1, 1997.

                2. Also on the Petition Date, PCL, Oaktree Capital Management, LLC, as general partner and investment manager on behalf of certain funds (in such capacity, "Oaktree"), The Copernicus Fund, L.P. ("Copernicus"), DDJ Overseas Corp. ("Overseas" and, collectively with Copernicus, "DDJ"), Belmont Fund, L.P. ("Belmont I") and Belmont Capital Partners, II, L.P. ("Belmont II" and, collectively with Belmont I, "Fidelity") and Cerberus Partners L.P. (collectively with Fidelity, Oaktree and DDJ, the "Senior Lenders") as holders of all of the existing Senior Secured Notes issued by PCL pursuant to the Credit Agreement dated as of April 1, 1994 (the "Senior Indebtedness") shall jointly file a motion seeking approval of DIP financing in the amount of $9.8 million to be provided to PCL by the Senior Lenders (pro rata in accordance with their existing interests), as more fully described herein.



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                3.      Immediately prior to filing its bankruptcy petition (the
                        "Petition"), PCL will retain J. Marvin Feigenbaum (the "Crisis Manager") as the equivalent of President and Chief Operating Officer or Crisis Manager of PCL pursuant to a written agreement (the "Employment Agreement"), which shall become effective immediately after the filing of PCL's bankruptcy petition, at an annual salary of $104,000. The Employment Agreement shall contain terms and conditions mutually agreeable to PCL and the Proponents, including the following provisions:

                        (a) The Crisis Manager shall have the sole authority to approve all disbursements on behalf of PCL and sole authority to sign checks on behalf of PCL;

                        (b) The Board of Directors (the "Board") of PCL shall have the authority to terminate the Crisis Manager "for cause," (which term will be more negotiated by and between PCL and the Proponents and more fully reflected in the Employment Agreement);

                        (c) The Crisis Manager shall be entitled to attend all meetings of the Board, except meetings to discuss or consider any plan of reorganization submitted by a party other than the Proponents;

                        (d) The Crisis Manager shall report directly to the Board and shall only be subject to oversight by the Board;

                        (e) Nathan Headley ("Headley") shall report directly to the Crisis Manager; and

                        (f) The Crisis Manager may only terminate the Employment Agreement for "cause" (which term will also be negotiated by and between PCL and the Proponents and more fully reflected in the Employment Agreement).

                4. With the approval of the Proponents, the Board of PCL may provide Headley with a reasonable postpetition compensation or severance agreement to incentivize Mr. Headley to provide services to PCL in connection with its reorganization.



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                5.      All rights of the Senior Lenders under the General
                        Continuing Guaranty of Sutter Health (the "Sutter Guaranty") of the Senior Indebtedness are expressly reserved by the Senior Lenders. Notwithstanding the foregoing, the Senior Lenders agree that the enforcement of the Sutter Guaranty shall not result in an increase in the aggregate liabilities of either the Debtor or the Reorganized Debtor and that, to the extent enforcement of the Sutter Guaranty results in an increase in the Debtor's or the Reorganized Debtor's aggregate liabilities, any payments which Reorganized Debtor is required to make on account of the Sutter Guaranty as a result of payments actually made to the Senior Lenders under the Sutter Guaranty shall be credited against the principal balance of the New Senior Debt.

                6. If PCL retains an independent advisor (the "Independent Advisor") to advise the Board with respect to, inter alia, offers to acquire the assets or stock of PCL which compete with the Plan, such Independent Advisor shall be acceptable to the Proponents.

B.      DIP FINANCING

        Subject to and upon PCL: (a) filing the Petition; (b) retaining the Crisis Manager pursuant to the Employment Agreement immediately prior to filing the Petition; (c) obtaining Court approval to enter into the DIP Facility on the terms and conditions set forth below; (d) entering into definitive documents evidencing the DIP Facility in form and substance satisfactory to the Proponents, which shall include: (i) appropriate terms and conditions of the Senior Indebtedness; (ii) terms and conditions customary for DIP Financings of this type; and (iii) the terms and conditions more fully set forth below (unless such terms and conditions are waived in writing by the Senior Lenders); and (e) satisfying any further conditions set forth below in this Section B, the Senior Lenders will provide to PCL a debtor-in-possession secured credit facility in the amount of $9.8 million, (the "DIP Facility") the proceeds of which shall be used (i) for administrative costs incurred in connection with the bankruptcy (including legal, accounting, investment banking fees and executory contract cure payments); (ii) for working capital needs of PCL during the bankruptcy as determined by the Crisis Manager in accordance with applicable Bankruptcy Court rules; and (iii) to fund the Plan. The DIP Facility shall bear interest at the prime rate then in effect plus 2% and provide for a commitment fee on the unfunded portion of the DIP Facility of 100 basis points per annum. The DIP Facility, together with the foregoing interest and commitment fees, shall only become due and payable upon an Event of Default,



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        unless such default is waived by the Senior Lenders, or at the end of the term of the DIP Facility if the Plan has not then been confirmed. The interest and commitment fees accruing pursuant to the preceding sentence shall not be credited against, nor shall they reduce the availability of funds under the DIP Facility. Upon the Effective Date of the Plan, the DIP Facility and all accrued interest and commitment fees payable thereunder, together with any unfunded portion thereof, shall be treated as more fully set forth below under the heading "Plan Treatment". The DIP Facility shall include the following terms and conditions (unless such terms or conditions are waived in writing by the Senior Lenders):

                1. As a condition to the effectiveness of the DIP Facility, immediately prior to the filing of the Petition, PCL shall have entered into the Employment Agreement.

                2. All of the obligations of PCL arising under the DIP Facility shall be secured by a first priority lien and security interest on all presently owned and after acquired property of PCL. PCL shall use its best efforts to obtain Court approval for the cross-collateralization of the Senior Lenders' prepetition and postpetition claims, liens and security interests. PCL shall use its best efforts to obtain Court approval for the designation of the obligations of PCL under the DIP Facility as "superpriority" administrative expenses of the bankruptcy estate with priority over any and all other administrative expenses incurred in PCL's bankruptcy proceedings.

                3. PCL shall use its best efforts to obtain Court approval of provisions in the DIP Facility and order approving the DIP Facility acknowledging the amount and validity of the Senior Lenders' prepetition debt and security interests and the amount and validity of the Subordinated Indebtedness, and finding that, based upon a review of the books and records of PCL, such debt and such security interests are not subject to challenge, dispute or avoidance in the bankruptcy case.

                4. PCL shall use its best efforts to obtain Court approval of provisions in the DIP Facility and order approving the DIP Facility waiving and releasing any known or unknown claims of the bankruptcy estate against the Senior Lenders.

                5. PCL shall use its best efforts to obtain Court approval of provisions in the DIP Facility and order approving the DIP Facility waiving



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                        rights of surcharge under Bankruptcy Code Section 506(c)
                        and rights of recovery under Bankruptcy Code Section 502(d).

                6. The DIP Facility and the Senior Lenders rights thereunder shall not be subject to modification or injunction pursuant to an application or motion brought under Bankruptcy Code Section 105 or Federal Rules of Civil Procedure 59, 60 or 65 or their Federal Rule of Bankruptcy Procedure equivalent rules without the express prior written consent of the Senior Lenders.

                7. PCL shall use its best efforts to obtain Court approval of provisions in the order approving the DIP Facility that in the event of a default by PCL under the DIP Facility, all stays, including the automatic stay of Bankruptcy Code Section 362, shall terminate upon five
                        (5) days written notice to permit the Senior Lenders to exercise their rights and remedies under the DIP Facility as if no bankruptcy stay were in effect.

                8. It shall be an Event of Default under the DIP Facility if the Break-Up/Overbid Protections (more fully described below) are not approved by an order (the "Break-Up Fee Order") of the Bankruptcy Court entered no later than sixty (60) days after the Petition Date or if such Break-Up Fee Order is stayed, modified, reversed or vacated and if PCL fails to pay all amounts due under the DIP within ninety (90) days of such denial, stay, modification, reversal or vacation.

                9. It shall be an Event of Default under the DIP Facility if the Plan and the Disclosure Statement are not filed with the Bankruptcy Court within thirty (30) days of the Petition Date; if any such Plan is withdrawn by PCL without the written consent of the Proponents; or if, at any time, PCL files, proposes or supports a plan of reorganization for PCL that is inconsistent with the terms of this Term Sheet, except with the written consent of the Proponents.

                10. Upon an Event of Default specified in Paragraph B.9, above, the Debtor's exclusive right to file and solicit acceptances with respect to a plan of reorganization shall be terminated for the benefit of the Proponents, but only for the benefit of the Proponents.

                11. It shall be an Event of Default if the Debtor's exclusive right to file and solicit acceptances with respect to a plan of reorganization is



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
                        terminated for the benefit of any party other than the Proponents and any such termination of exclusivity shall automatically be deemed for the benefit of the Proponent as well as said third party.

                12. It shall be an Event of Default under the DIP Facility if the Crisis Manager is removed or terminated by PCL other than in accordance with the Employment Agreement or if PCL modifies the Employment Agreement in any way, except with the written consent of the Proponents, including, without limitation, any removal, termination or modification ordered by the Bankruptcy Court. Additionally, it shall be an Event of Default under the DIP Facility if the Crisis Manager terminates the Employment Agreement in accordance with its terms and conditions.

                13. It shall be an Event of Default under the DIP Facility if PCL is otherwise in breach of the DIP Facility.

                14. The DIP Facility shall terminate on the earlier of the Effective Date of the Plan (as contemplated by Section E.1, below) or on the first anniversary of the Petition Date.

                15. The Debtor shall use its best efforts to obtain a duly entered final order of the Court rejecting certain existing leases (the "Designated Leases") of the Debtor, which the Debtor determines, in consultation with the Proponents, are appropriate for rejection. Alternatively, the Debtor shall have negotiated a termination of the Designated Leases upon terms and conditions satisfactory to the Proponents.

PCL shall not take any action inconsistent with the satisfaction of any of the foregoing terms and conditions.

C.      BREAKUP/OVERBID PROTECTIONS

        PCL shall use its best efforts to obtain Bankruptcy Court approval for the following breakup fee and overbid protections (collectively, the "Breakup/Overbid Protections") by entry of the Break-Up Fee Order no later than sixty (60) days after the Petition Date. Neither the assets nor the stock of PCL may be transferred to a third party except as contemplated in the Plan (or any modification thereof approved by the Proponents), nor may any plan of reorganization be confirmed for PCL other than the Plan (or any modification thereto acceptable to the Proponents) unless: (a) the Court finds that the offer made by the third party purchaser or plan proponent has an aggregate present value to creditors and



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        shareholders of PCL that is at least $3.75 million higher than the present value of the Plan to such creditors and shareholders; and (b) on the effective date of such plan, Nu-Tech shall be paid $1.88 million in cash (the "Breakup Fee") as compensation for time and expense incurred in pursuing the Plan and the Breakup Fee shall be entitled to administrative expense priority.

D.      REORGANIZED PCL

        All aspects of Reorganized PCL's capital structure and corporate governance shall be satisfactory to the Proponents. In addition:

                1. On the Effective Date, the capitalization of Reorganized PCL shall consist of $55,000,000 of New Senior Debt (as defined below under "Plan Treatment") and a single class of voting common stock. Aside from current, postpetition trade payables incurred in the ordinary course of business, Reorganized PCL shall have no other indebtedness, liabilities, equity interests or claims on its equity unless approved in writing by the Senior Lenders, other than the "Working Capital Facility" (as defined below).

                2.      On the Effective Date:

                        (a) In exchange for its $13.333 million principal amount of the Bank Debt, Nu-Tech will receive 34% of the fully diluted common shares of Reorganized PCL (the "Shares");

                        (b) Nu-Tech will purchase from Reorganized PCL an additional 17% of the Shares for Five million Dollars ($5,000,000) in cash;

                        (c) The Senior Lenders shall receive 49% of the Shares unless both the class of General Unsecured Creditors (defined below) and the class of holders of Subordinated Indebtedness vote to accept the Plan (determined in accordance with Bankruptcy Code Section 1126) (the foregoing condition hereinafter referred to as the "Voting Condition"), in which event, the Senior Lenders shall receive 37% of the Shares;

                        (d) If the Voting Condition is satisfied, the holders of Subordinated Indebtedness shall receive 9% of the Shares; and

                        (e) If the Voting Condition is satisfied, the existing equity interests in PCL shall receive 3% of the Shares and warrants (the "Warrants") to purchase up to 2% (on a fully diluted basis) of the Shares for a period of up to five (5) years from and



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
after the Effective Date at a purchase price based upon an implied enterprise value for PCL of $115 million.

        3.      Reorganized PCL's Board of Directors will consist of five
(5) directors. Initially, Nu-Tech will appoint three (3) directors and the Senior Lenders will appoint the remaining two (2) directors. Notwithstanding the foregoing, the foregoing provisions shall cease to be effective in the event the Senior Lenders in the aggregate own less than 20% of the Shares of Reorganized PCL.

        4. Reorganized PCL's Board of Directors will not undertake the following activities without the affirmative vote of at least one of the directors appointed by the Senior Lenders: (a) merger and acquisition; (b) assuming non-ordinary course obligations in excess of $1 million; and (c) making capital expenditures in excess of $1 million. Notwithstanding the foregoing, the foregoing provisions shall cease to be effective in the event the Senior
Lenders in the aggregate own less than 20% of the Shares of Reorganized PCL.

        5. J. Marvin Feigenbaum shall be appointed as the Chairman of the Board and the Chief Executive Officer and President of Reorganized PCL pursuant to a three-year employment contract which shall provide for an initial annual salary of $104,000, and stock options at a market value determined as of the Petition Date and in an amount to be negotiated with the Board.

        6. The Articles of Reorganized PCL shall contain customary "anti-dilution" provisions.

E.      PLAN TREATMENT

                1.      The DIP Facility

                        On the Effective Date, the outstanding balance of the DIP Facility, together with all accrued interest and commitment fees payable thereunder shall be forgiven and any unfunded portion of the DIP Facility shall be contributed to Reorganized PCL as a capital contribution.

                2.      Senior Lenders

                        On the Effective Date, the Senior Lenders shall receive:
                        (i) 49% of the Shares, unless the Voting Condition is satisfied, in which event the Senior Lenders shall receive 37% of the Shares; and (ii) new



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                        senior secured notes of Reorganized PCL in the principal
                        amount of $55,000,000 ("New Senior Debt"), which New Senior Debt shall contain the terms and conditions set forth below under the heading "New Senior Debt." The treatment set forth in this Section E.2 and Section E.1, above, shall be in full and complete satisfaction of any and all claims which the Senior Lenders have, or may have, against PCL, and any and all of its subsidiaries, including, without limitation, Quantum Clinical Laboratories, Inc., Regional Reference Laboratory Governing Corporation, California Regional Reference Laboratory and Diagnostic Laboratories, Inc.

                3.      Unsecured Creditors

                        The distribution under the Plan to the class of General Unsecured Creditors (i.e., the holders of all unsecured claims against PCL other than administrative and priority claims and other than the holders of Subordinated Indebtedness) shall be determined by the Proponents in consultation with any official committee (the "Committee") appointed in the Bankruptcy Case to represent, inter alia, the General Unsecured Creditors. In the event the Proponents are unable to reach an agreement with the Committee regarding the treatment of General Unsecured Creditors under the Plan within the time frame contemplated herein and/or in the event the class of General Unsecured Creditors votes to reject the Plan (determined in accordance with Bankruptcy Code
                        Section 1126), the Proponents may propose a Plan which provides for no distribution to the General Unsecured Creditors and which will be "crammed down" on that class of creditors pursuant to Bankruptcy Code Section 1129(b).

                4.      Subordinated Indebtedness

                        If the Voting Condition is satisfied, the holders of Subordinated Indebtedness shall receive their pro rata share of 9% of the Shares. If the Voting Condition is not satisfied, the holders of Subordinated Indebtedness shall not be entitled to receive anything under the Plan.

                        For the purposes of determining whether the Voting Condition has been satisfied, the Senior Lenders shall be deemed to have voted in favor of the Plan all of the Subordinated Indebtedness held by them, whether or not they in fact vote such claims in favor of, or against the Plan.


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
                5.      Equity

                        If the Voting Condition is satisfied, the holders of existing equity interests in PCL shall receive 3% of the Shares and the Warrants. If the Voting Condition is not satisfied, the holders of existing equity interests shall not be entitled to receive anything under the Plan and their interests shall be extinguished as of the Effective Date.


F.      NEW SENIOR DEBT

        The New Senior Debt shall be evidenced by documentation acceptable in form and substance to the Proponents and shall contain terms and conditions customary for transactions of this type, and shall also include the following:

                1.      Issue: Senior Secured Notes.

                2.      Maturity: 7 years.

                3. Coupon: 10% cash or 12% PIK per annum, at the option of Reorganized PCL for the first two years, payable semi-annually; thereafter, interest is payable in cash, semi-annually, at 11% per annum, increasing 100 basis points per year through maturity.

                4. Optional Redemption: Redeemable in whole or in part at Reorganized PCL's option at anytime at 100% of the principal amount outstanding, together with accrued and unpaid interest; provided that partial redemptions shall be in an aggregate amount of at least $1,000,000 and multiples of $1,000,000.

                5.      Mandatory Redemption: None.

                6. Security: First priority security interest on all assets of Reorganized PCL, now owned or hereafter acquired; provided that, with respect to the receivables of Reorganized PCL, the Senior Lenders will subordinate such security interest to a lender providing a working capital facility to Reorganized PCL, as discussed below.

                7.      Other Indebtedness (Working Capital Facility):
                        Reorganized PCL will be permitted to have a working capital facility of up to $9.8 million (the "Working Capital Facility"), to be secured solely by receivables of Reorganized PCL; provided that the terms and conditions of such working capital facility, including intercreditor provisions between the Senior Lenders and such working capital lender, shall be reasonably satisfactory in form and substance to the Senior Lenders.

        8. Change of Control: Upon a change of control, as defined by further agreement between the Senior Lenders and Nu-Tech, Reorganized PCL shall offer to repurchase the notes at 101% of par plus accrued and unpaid interest.

        9. Covenants: Customary covenants, including without limitation, debt limitations, limitation on restricted payments, lien limitations, limitation on mergers, and limitations on transactions with affiliates.

        10. Additional Covenants: Until two semi-annual cash interest payments are made by Reorganized PCL, covenants including minimum EBITDA, minimum tangible net worth, minimum EBITDA/Interest Expense Coverage and restrictions on capital expenditures.

        11. Registration Rights: The Senior Lenders shall have the option ("Registration Option") on not less than one hundred twenty
                (120) days notice (the "Notice Period") to Reorganized PCL, which notice may not be served earlier than fifteen (15) months after the Effective Date of the Plan, to require Reorganized PCL to publicly register the New Senior Debt, Reorganized PCL may prepay the New Senior Debt during the Notice Period pursuant to its rights under Section VI. 4, above. The publicly registered securities to be issued by Reorganized PCL pursuant to the Registration Option shall be in form and substance acceptable to both the Senior Lenders and to Reorganized PCL.


Dated: November 7, 1996.                PHYSICIAN'S CLINICAL LABORATORY,
                                        INC., a Delaware corporation



                                        By  /s/ RICHARD M. BROOKS
                                           ------------------------------------

                                           Its  Senior Vice President and
                                                Chief Financial Officer
                                               --------------------------------


[SIGNATURES CONTINUED ON FOLLOWING PAGE]



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
[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                                        NU-TECH BIO-MED, INC.



                                        By
                                           ------------------------------------

                                           Its
                                               --------------------------------

                                        OAKTREE CAPITAL MANAGEMENT, LLC,
                                        as general partner or investment manager on behalf of the funds listed on Annex I hereto under "Oaktree Funds"



                                        By
                                           ------------------------------------

                                           Its
                                               --------------------------------



                                        By
                                           ------------------------------------

                                           Its
                                               --------------------------------

                                        DDJ OVERSEAS CORP.



                                        By
                                           ------------------------------------
                                           Judy K. Mencher
                                           Its Vice President



[SIGNATURES CONTINUED ON FOLLOWING PAGE]

[SIGNATURES CONTINUED FROM PREVIOUS PAGE]

                                    THE COPERNICUS FUND, L.P.

                                    By DDJ Copernicus, LLC, its General Partner


                                    By
                                       ------------------------------------

                                       Its
                                           --------------------------------

                                    BELMONT FUND, L.P.

                                    By [________________], its General Partner


                                    By
                                       ------------------------------------

                                       Its
                                           --------------------------------

                                    BELMONT CAPITAL PARTNERS II, L.P.,

                                    By [________________], its General Partner


                                    By
                                       ------------------------------------

                                       Its
                                           --------------------------------

                                    CERBERUS PARTNERS, LTD.


                                    By
                                       ------------------------------------

                                       Its
                                           --------------------------------



                                     - 13 -